Exhibit 21.     Subsidiaries of the Registrant


                                                            Percentage of Voting
Subsidiary                       Place Organized              Securities Owned

Helix Securities
Corporation                      Massachusetts                 Wholly owned

CTI-Cryogenics, Inc.             Barbados                      Wholly owned

CTI-Cryogenics Ltd.              England                       Wholly owned

CTI-Cryogenics SA                France                        Wholly owned

CTI-Cryogenics GmbH              Germany                       Wholly owned

Helix Technology KK              Japan                         Wholly owned

Granville-Phillips Company       Washington                    Wholly owned

Helix Taiwan Ltd.                Taiwan                        Wholly owned